Method Products Corp. announces acquisition of Ameritrend Corporation

Pompano Beach, September4th, 2001/PR News Wire/Method Products Corp. (OTCBB:
MTDP), (the "Company" or "MPC") announces that it closed today on the acquisition of Ameritrend Corporation, a previously wholly-owned subsidiary of Danka Holding Company ("Danka").

The terms of the transaction generally provide, among other things, for the issuance of a promissory note by the Company to Danka in the amount of one million dollars, payable over the course of 180 days from the closing date, from sales of purchased inventory.

MPC's Chief Executive Officer, Mark Antonucci stated, "We are pleased that this opportunity was presented to us. The Ameritrend name has an outstanding reputation within the business communications industry which we plan to uphold and further enhance."

Forward Looking Statements

Matters discussed in this news release contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements such as statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believes", "expects', "plans", "intends", "estimates", "anticipates" or similar terms are forward-looking statements. Such forward- looking statements are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those discussed in the forward looking statements and from historical results of operations. Factors that could contribute to or cause such differences include the following: economic and market factors affecting the Company and/or its customers, the impact of competitive products and pricing, product demand and market acceptance, reliance on a limited number of key suppliers and dealers, our ability to obtain additional working capital from operations and/or other sources as required or otherwise desired, our ability to manage growth and implement our business strategy, which includes possible acquisitions and their integration into our operations, fluctuating operating results and other risks discussed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), which can be accessed at the SEC web site, www.sec.gov.